Exhibit (a) (50)






                              Fant Industries Inc.
                              2154 Highland Avenue
                              Birmingham, AL 35205
                              Phone: (205) 933-1030


For more information contact:

Anthony J. Fant
(205) 933-1030

Richard Grubaugh
Beacon Hill Partners
(212) 843-8500

FOR IMMEDIATE RELEASE
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FANT OBTAINS FAVORABLE COURT RULING
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NEW YORK,  NEW YORK - August 3,  1998 - On  Friday,  July  31st,  the  federal district court for the northern district of Alabama enjoined HEI's directors from asking a Minnesota court to prevent the removal of HEI's directors in the event that shareholders vote in favor of Fant's proposals. HEI's directors were not seeking to delay the special meeting of shareholders called for tomorrow, August 4th. Rather, they were seeking to have the court prevent their replacement on the Board, even if a majority of the company's shareholders vote in favor of Fant's proposals to remove the current directors and elect the Fant director nominees. HEI's directors immediately sought the same injunction in the Alabama court.